Exhibit 99.1

VIVUS, Inc.

Q2 2014 Earnings Call

August 7, 2014 — 1:30 p.m. PDT

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS Second Quarter 2014 Financial Results Teleconference. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.

[Operator Instructions]  As a reminder, this teleconference is being recorded.

And now I’ll turn the program over to Mr. Dana Shinbaum, Corporate Development and Investor Relations. Please go ahead.

Dana B. Shinbaum - Head-Corporate Development & Investor Relations, VIVUS, Inc.

Thank you. Before we get started, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the Risk Factors set forth in the VIVUS Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014, and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO of VIVUS.

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Thank you, Dana. Hello, everyone, and welcome to our Second Quarter 2014 Financial Results Teleconference.  Joining me today in addition to Dana are Svai Sanford, Interim CFO, and John Slebir, Senior Vice President, Business Development and General Counsel.

Today, we will review with you our financial results and progress made during the most recent quarter.

We achieved successes during the second quarter 2014 in the areas of increasing Qsymia revenue per prescription, improving market access and retail availability.

The challenges continued during the quarter with respect to building the obesity market and creating increased utilization of Qsymia, including reluctance to treat, reimbursement barriers, prior authorization hurdles, and general lack of awareness of Qsymia and its benefits.

While our prescriptions grew quarter-over-quarter, our weekly trends have been relatively flat. Our efficient commercial efforts have held Qsymia market share stable among our targeted physicians in the face of enhanced competition.

We believe this is a testament to the strong efficacy and physician and patient experience with Qsymia. We focused throughout the past quarter on the most productive prescribers within the anti-obesity market. We believe our field sales alignments are appropriate, given the size, geography and characteristics of the audience. We examine our deployments and resource allocation on an ongoing basis and make adjustments according to the latest information.

Our messaging focuses on the parameters of the high need patient when initiating conversations with physicians about obesity treatment. By discussing with potential prescribers specific patient types and depicting what 10% weight loss can accomplish in the treatment paradigm, we have been able to bring new prescribers into the franchise and also have existing prescribers thinking about additional patients for whom Qsymia may offer benefits that they had not fully considered.

As we have discussed, our market research revealed a continuing challenge among prescribers with respect to navigating prior authorization procedures and securing reimbursement for Qsymia patients. We continue to support healthcare providers with reimbursement assistance services that help to take much of the prior authorization burden away from the prescribers and their administrative staff.  Feedback has been positive from healthcare providers’ offices that have implemented these services.

In parallel to these reimbursement assistance services, we continue to drive coverage at the payer level and increase pull-through at the provider level by emphasizing, where medically appropriate, the availability of Qsymia as a prescription benefit. We are also working to secure for Qsymia the best possible formulary positioning.

Our coverage for Qsymia, excluding free trial offer prescriptions, improved from 36.7% at the end of the first quarter 2014 to 37.4% at the end of the second quarter 2014. The payer landscape continues to evolve and there is growing interest in providing coverage for Qsymia and obesity. We believe our contracting and reimbursement will continue to improve.

The REMS modification in mid-2013 eliminated the regulatory barriers to obtaining Qsymia at local certified retail pharmacies, and Qsymia availability now exceeds 40,000 pharmacies, which includes major retail chains, independents, mass merchandisers and food stores.

As we recently discussed, we have refined our Qsymia discount offers in an ongoing effort to lower out-of-pocket costs for patients. We continue to provide a discount of up to $75 off any amount of co-pay above $60 for covered patients and a cash discount of $75 for patients who are paying cash. These offers cover all doses and are good for up to 12 prescriptions.

These discount programs broaden the availability of savings across the franchise and extend the time period during which patients can save money on their Qsymia therapy, compared to our prior offerings.  Here again, we believe that these programs will increase Qsymia utilization and patient persistence.

We are maintaining the Free to Start program that provides the first 14 days of Qsymia starting dose free of charge for all patients. VIVUS also offers assistance to covered patients with high monthly co-pays.

You may have seen recent consumer media attention for Qsymia that reported on an independent pharmacoeconomic study conducted by researchers at Duke Medical Center. The study examined cost and effectiveness of three diet programs and three weight loss medications and found that Weight Watchers and Qsymia were the best alternatives within their respective categories based on metrics, including cost per kilogram of weight loss and incremental cost per quality-adjusted life year.

Regarding our plans for Qsymia in Europe, as you’re aware, we modified the design of the Phase 4 CVOT trial required for Qsymia by the FDA in order to establish a potential pathway to European approval through the centralized European Union procedure. We received helpful feedback earlier this year from European Union regulatory officials regarding the AQCLAIM CVOT protocol, and we have recently received feedback from the U.S. FDA regarding the amended protocol. As a part of addressing the FDA comments, we are working to ensure that the planned interim analysis will not jeopardize the overall integrity of the study and will support other objectives in both the EU and U.S.

Our Qsymia partnering efforts are ongoing and we remain open to establishing commercial alliances for Qsymia on a global or regional basis if they create value for stockholders. We cannot provide guidance with respect to timing or structure of a potential partnership, but we intend to update the market when appropriate regarding any material developments.

Throughout the balance of 2014, we intend to continue to develop the obesity market and the Qsymia brand. We believe that the foundation of the obesity market has been and will continue to be education of healthcare providers and allied professionals regarding the need to treat obesity with the proper clinical tools, including increased diet and exercise, along with effective, safe and well-tolerated pharmacotherapy such as Qsymia. We plan to continue to deliver this message through in-person promotion, continuing medical education and peer-to-peer programs, clinical publications and participation in major scientific meetings.

As we have discussed, we are pleased with our commercial alliances with Auxilium, Menarini, and Sanofi, our partners for avanafil in the U.S., Europe, and certain rest-of-world territories, respectively. Auxilium launched STENDRA in the U.S. in December 2013 and, as of April 2014, Menarini completed the launch of SPEDRA in the EU Five. SPEDRA is now available at retail in approximately 20 countries within the Menarini territory.

As previously announced, we submitted to FDA a supplemental application that proposes to revise the avanafil prescribing information with positive data from the study designed to assess the efficacy of two dosage strengths of STENDRA approximately 15 minutes after dosing. The PDUFA date for this application is September 20, 2014.

We’re also working with the European regulatory authorities with respect to these data for the SPEDRA label.

For Latin America and certain Asian countries, we are in discussions with potential partners for license and commercialization arrangements.

I will now pass the call over to Svai Sanford, our Interim CFO, for an update on the financials. Svai?

Svai S. Sanford, Interim Chief Financial Officer, VIVUS, Inc.

Thank you, Seth. Good day, everyone. I will now discuss our financial results for the second quarter ended June 30, 2014. I also refer you to the financial results and the recent highlights included in our press release.

Our total revenue was $21.9 million for the current quarter, compared to $5.5 million for the second quarter 2013. Of this total revenue, net product revenue from sales of Qsymia was $11 million for the current quarter, compared to $5.5 million for the second quarter 2013.

In addition, under our commercialization agreement for STENDRA and SPEDRA, we recognized $4.2 million in license and milestone revenue, $5.7 million in supply revenue and $1.1 million in royalty revenue. The license and milestone revenue represents a milestone payment for the launch of SPEDRA in Spain, the last of five launch milestone payment received under the agreement with Menarini. The supply revenue represents product shipments to our commercialization partners.

For Qsymia, there were approximately 138,000 prescriptions dispensed in the current quarter, compared to 81,000 in the second quarter 2013 and 121,000 in the first quarter 2014. Approximately 61% of Qsymia total prescriptions in the current quarter included either a free good or discount offers, compared to 45% in the second quarter of 2013 and 54% in the first quarter 2014.

Net revenue per prescription for the current quarter, excluding free trial offer prescriptions, reached $102 in the current quarter, up from $97 in the second quarter 2013 and $95 in the first quarter 2014. Including free trial offer prescriptions, net revenue per prescription in the current quarter is $80, compared to $68 in the second quarter 2013 and $76 for the first quarter 2014.

As a reminder, we record revenue for sales of Qsymia on a sell-through method, whereby revenue is recognized when a prescription is dispensed to a patient. We shipped $22.2 million of Qsymia to the wholesaler in the current quarter, compared to $10.5 million in the second quarter 2013.  As of June 30, 2014, our deferred revenue related to sales of Qsymia is $15.2 million, which represents product shipped to the wholesaler but not yet dispensed to patients through a prescription.

Total research and development expense was $4.1 million in the current quarter, compared to $9.2 million in the second quarter 2013. The decrease is due primarily to the completion of studies related to STENDRA, timing of Qsymia study activities and lower employee cost as a result of our 2013 reduction in force.

Total selling, general and administrative expense, excluding nonrecurring charges, was $28.3 million for the current quarter, compared to $39.5 million for the second quarter 2013. Selling and marketing expenses for the commercialization of Qsymia totaled $17.4 million for the current quarter, compared to $21.2 million for the second quarter 2013. The decrease in selling and marketing expense was due primarily to our more targeted and focused spending on marketing and promotional programs. The decrease in general and administrative expense was due primarily to lower stock-based compensation expense, head count, and other corporate costs as a result of our cost reduction efforts and reduced product liability insurance.

There were no nonrecurring charges in the current quarter, compared to the second quarter 2013 during which we incurred $3.2 million in nonrecurring charges related to the proxy contest.

Net loss was $25.8 million, or $0.25 net loss per share, during the current quarter, compared to a net loss of $55.5 million, or $0.55 net loss per share, for the second quarter 2013.

Cash, cash equivalents and available-for-sale securities, collectively cash, totaled $324.2 million at June 30, 2014, compared to $343.3 million at December 31, 2013. In the first half of 2014, our net cash used in operating activities was $17.9 million. In the same period, we received approximately $23.5 million in license and milestone revenue payments related to STENDRA and SPEDRA. Excluding such amounts, our net cash used in operating activities would have been $41.4 million.

I will now return the call back to Seth for closing comments.

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Thank you. We continue to work with a broad range of constituents, from prescribers to medical societies, to grassroots organizations to gain acceptance of obesity as a disease and adoption of Qsymia as the drug of choice among healthcare providers, payers, and patients.

The areas of focus for VIVUS for the balance of 2014 remain as follows:  deliver a strong efficacy and safety message about Qsymia to patients and doctors; target the most appropriate patients and the healthcare providers most likely to treat those patients; continue to improve overall Qsymia insurance coverage; continue to improve per prescription Qsymia net revenue; continue our efforts to secure a partner for Qsymia, and manage our avanafil alliances with Auxilium, Menarini, and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world.  In addition, we will continue the discussion with potential partners for STENDRA and SPEDRA commercial alliances in Latin America and certain territories in Asia.

We will now be happy to take your questions.

Operator

Thank you. [Operator Instructions]

Our first question comes from Cory Kasimov with JPMorgan. Your line is open.

Matthew J. Lowe - Analyst, JPMorgan Securities LLC

Hi, there. It’s actually Matt Lowe in for Cory today. I have a few. I guess I’ll start off with — I guess, what could you tell us about how you’re potentially able to leverage the independent studies like the one recently published by Duke regarding Qsymia being good value for money? I guess just any details you can give us on how you’re kind of potentially able to leverage those.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Well, based that it’s a third-party trial, we really are not able to leverage from a sales and marketing standpoint, although we are very pleased with the very broad pickup of that study. There are many different periodicals that have picked up on that study, and certainly, as we move forward in managed markets, it’s important information for them to look at from a pharmacoeconomic standpoint.

Matthew J. Lowe — Analyst, JPMorgan Securities LLC

Okay, and then I apologize if I missed this in the prepared remarks, but I guess, what can you say about the potential or the average duration of therapy? And also the percentage of scripts covered by insurance in 2Q?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

So what we’ve seen so far is that the average duration of therapy is fairly consistent with what we saw in mail order to what we’re seeing in retail. It’s approximately four months.

Matthew J. Lowe — Analyst, JPMorgan Securities LLC

Okay. And then percentage of scripts covered by insurance?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

I’m sorry, say once again?

Matthew J. Lowe — Analyst, JPMorgan Securities LLC

Percentage of scripts covered by insurance in 2Q?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Yeah, so the actual number of scripts that are covered in 2Q, and that means actually paid for by a third party, is 37%.

Matthew J. Lowe — Analyst, JPMorgan Securities LLC

Okay.

Svai S. Sanford, Interim Chief Financial Officer, VIVUS, Inc.

37.4% to be exact.

Matthew J. Lowe — Analyst, JPMorgan Securities LLC

Yeah, okay. Thank you.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Thank you.

Operator

[Operator Instructions]   Our next question comes from Matthew Andrews with Wells Fargo Securities. Your line is open.

Matthew J. Andrews — Analyst, Wells Fargo Securities LLC

Yeah, hi. Good afternoon. Thanks for taking the question. Seth, can you just give us your thoughts currently on timing of initiation for AQCLAIM? It sounds like even though you’ve gotten feedback from FDA, there may be a couple things you want to finalize with the protocol, so will this initiate in Q3?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

So our plan — right now, we’re doing all the work up to get to patient initiation of that trial. We do believe that there’s a very important hearing on Monday with FDA specifically around CVOT an interim analyses, which we know is going to be very important to our submission in Europe so that we do not sacrifice the integrity of the study. But our plan is to move ahead and begin that trial. The timing exactly is hard for me to state right now, but in the near-term.

Matthew J. Andrews — Analyst, Wells Fargo Securities LLC

Okay. Thank you.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Yep.

Operator

[Operator instructions]  I’m currently showing no further questions. I will now turn the call back over to management for closing remarks.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Well, I want to thank everybody for joining our quarterly call today. We look forward to discussions in the future. Thank you very much.

Operator

Thank you, ladies and gentlemen. That does conclude today’s conference. You may all disconnect and everyone have a great day.